Exhibit 99.1

PASW, Inc. Agrees to Merge with VirnetX Inc.

Additional Information

Los Angeles, CA -- (BUSINESS WIRE) – June 13 2007 – PASW, Inc.  (OTC: PASW.OB) announced today that it has signed a definitive merger agreement with VirnetX, Inc., a development stage corporation that is engaged in software development for secure real time communications, pending approval of the VirnetX stockholders and various other standard conditions to closing.

Under the terms of the agreement signed on June 12, 2007:

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The parties have agreed to a merger transaction in which VirnetX will become a wholly owned subsidiary of PASW;

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PASW will cause the officers and directors of VirnetX  to become officers and directors of PASW at the closing of the merger; and

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A $4.5 million bridge loan would convert to PASW equity, of which $3 million of new cash proceeds would become available to PASW at the closing of the merger.

The merger will result in the current stockholders of PASW owning approximately 4.852% of the company on a fully diluted basis and the securityholders of VirnetX, together with certain new investors, option holders and warrant holders owning the balance.

VirnetX has scheduled a stockholders meeting in early July to seek approval of the transaction, which is currently expected to close shortly thereafter.  The definitive merger agreement contains various conditions to closing, including:

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Approval of the VirnetX stockholders;

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PASW’s liabilities must not exceed $150,000 at closing;

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The representations and warranties of the parties must be true and correct; and

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A Form 8-K describing the combined companies must be prepared and ready to file.

MDB Capital Group LLC, a Santa Monica, California based investment bank focused on serving microcap companies, acted as financial advisor to VirnetX Inc. in connection with these transactions.

About PASW:

PASW, Inc., formerly Pacific Softworks, Inc., was incorporated in California in November 1992. It was reincorporated in Delaware in May 2007.The Company developed and licensed Internet and Web related software and software development tools that enable communications, based on a set of rules known as protocols. From January 2001 the operations, consisting of sales of software and licenses, were conducted principally through an administrative office in Northern California and the sales office of a subsidiary, National Research Corporation – Japan ("NRCJ"). In January 2003 the Company sold the operating assets of NRCJ and the sales office was closed. However, the Company has continued to receive royalty income from a former NRCJ customer.

About VirnetX:

VirnetX, Inc., is a development stage company that is engaged in developing products for “real time” communications such as Instant Messaging and Voice over Internet Protocol, licensing its patent portfolio and providing contract research, prototyping, systems integration and technical services to numerous branches of the U.S. Federal government, network service providers and OEM partners .  The company’s technology is designed to provide:

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Single-click security solutions for real time communications; and

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Provide end-to-end security for VoIP, Video Conferencing and other types of peer-to-peer collaboration without degradation in quality of service.

The name VirnetX is derived from the core function of the company’s technology, namely Virtual Network Exchange. VirnetX is a Delaware corporation incorporated in November 2005 and is headquartered in Scotts Valley, California.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities of PASW in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the PASW may not proceed as contemplated, particularly if any conditions to closing are not satisfied, and by all other matters specified in PASW’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. PASW does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the PASW’s filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:

Bill Sliney (925) 828-0934